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                                                                 Exhibit 3.1(c)

                          SECOND CERTIFICATE OF AMENDMENT
                                       OF
                         THE SIXTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            PRINTCAFE SOFTWARE, INC.

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

         Printcafe Software, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 5, 2000 and the name of the Corporation was printCafe, Inc. The First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 4, 2000 pursuant to which the Corporation's name was changed to Prograph Systems, Inc. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 9, 2000 pursuant to which the Corporation's name was changed to printCafe, Inc. The Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 15, 2000. The Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 8, 2000. The Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 30, 2000. The Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 2, 2002. A Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 11, 2002 pursuant to which the Corporation's name was changed to Printcafe Software, Inc.

         SECOND: Simultaneously with the effective date of the filing of this Second Certificate of Amendment (the "Effective Date"), every 2.22 shares of Common Stock, par value $.0001 per share, of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Date (the "Old Common Stock") shall automatically be combined (the "Reverse Stock Split"), without any action on the part of the holder thereof, into one share of Common Stock, par value $.0001 per share (the "New Common Stock"). The Corporation shall not issue fractional shares on account of the Reverse Stock Split. In lieu of any fractional shares of New Common Stock to which a holder would otherwise be entitled, the Corporation shall pay cash, without interest, in an amount equal to the product (calculated to the nearest cent) of such fraction and the fair market value of one share of New Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Old Common Stock held

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by such holder and the total number of shares of New Common Stock issuable to such holder as a result of the Reverse Stock Split.

         THIRD: That the stockholders have given written consent to the adoption of this Second Certificate of Amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         FOURTH: That this Second Certificate of Amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.






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         IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment of its Sixth Amended and Restated Certificate of Incorporation to be executed by its President this 31st day of May, 2002.


                                                PRINTCAFE SOFTWARE, INC.


                                                By:      /s/ Marc D. Olin
                                                   ----------------------------
                                                   Name:  Marc D. Olin
                                                   Title: President